EXHIBIT 3.1A

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.       Name of corporation:           Cyberlux Corporation

2.       The articles have been amended as follows (provide article numbers, if available):

Article Four of the corporation's Articles of Incorporation is hereby amended to increase the authorized number of Common Stock, $0.001 par value per share, from 20,000,000 to 100,000,000.

3.       The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority  of the  voting power, or such greater proportion of the voting power as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  52.4%.*

4.       Officer Signature (Required)

          /s/ John W. Ringo                                                               April 3, 2003
          Secretary

*  If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of theholders of shares representing a majority of the voting power  of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.